================================================================================


                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              AURA SYSTEMS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------

     (3) Filing Party:

     -------------------------------------------------------------------------

     (4) Date Filed:

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Notes:

                               AURA SYSTEMS, INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON AUGUST 19, 1998




To the Stockholders of Aura Systems, Inc.:

     The Annual Meeting of Stockholders of Aura Systems, Inc., a Delaware corporation (the "Company"), will be held on, August 19, 1998 at 3:00 p.m., PDT, near the Company's corporate offices at the Marriott Hotel, 1400 Park View Avenue, Manhattan Beach, California for the following purposes:

     (1) To elect a Board of Directors of 12 members; and

     (2) To transact any other business which may properly come before the meeting.

     Stockholders of record at the close of business on June 26, 1998 will be entitled to notice of and to vote at the meeting and any adjournments thereof.

     All Stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, PLEASE COMPLETE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. The giving of your proxy will not affect your right to vote in person should you later decide to attend the meeting.

     Any stockholder of record of the Company at the close of business on June 26, 1998, may attend. Any beneficial owner of shares with a letter of authorization from his recordholder may attend the meeting.

                                    By Order of the Board of Directors

                                    /s/ Michael I. Froch

                                    Michael I. Froch
                                    Secretary

El Segundo, California
July 10, 1998

--------------------------------------------------------------------------------
Please mark, date, and sign the enclosed Proxy and return it at an early date in the enclosed postage-prepaid return envelope so that, if you are unable to attend the Annual Meeting, your shares may be voted.
--------------------------------------------------------------------------------

                              AURA SYSTEMS, INC.
                              2335 Alaska Avenue
                         El Segundo, California  90245
                                (310) 643-5300

                                PROXY STATEMENT

                                 July 10, 1998

                              GENERAL INFORMATION

          This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Aura Systems, Inc. ("Aura" or the "Company") for the Annual Meeting of Stockholders to be held at 3:00 p.m. on August 19, 1998 (the "Annual Meeting") and any postponements or adjournments thereof. Any Stockholder giving a proxy may revoke it before or at the meeting by providing a proxy bearing a later date or by attending the meeting and expressing a desire to vote in person. If the enclosed proxy is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting as directed by the Stockholder on the proxy card; and, if no choice is specified, they will be voted "FOR" the directors nominated by the Board of Directors and in the discretion of the persons acting as proxies, for any other matters. Your cooperation in promptly returning the enclosed proxy will reduce Aura's expenses and enable its management and employees to continue their normal duties for your benefit with minimum interruption for follow-up proxy solicitation.

          Only Stockholders of record at the close of business on June 26, 1998 are entitled to receive notice of and to vote at the meeting. On that date, Aura had outstanding 81,169,372 shares of Common Stock. The shares of Common Stock vote as a single class. Holders of shares of Common Stock on the record date are entitled to vote one vote for each share held. The presence at the Annual Meeting, either in person or by proxy, of the holders of a majority of the shares of Common Stock issued, outstanding and entitled to vote is necessary to constitute a quorum for the transaction of business.

          In accordance with Delaware law, abstentions and "broker non-votes" (i.e. proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining the presence of a quorum. For purposes of determining approval of a matter presented at the meeting, abstentions will be deemed present and entitled to vote and will, therefore, have the same legal effect as a vote "against" a matter presented at the meeting. Broker non-votes will be deemed not entitled to vote on the matter as to which the non-vote is indicated and will, therefore, have no legal effect on the vote on such matter.

          In the event that sufficient votes in favor of the proposal are not received by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitations of proxies. Any such adjournment will require the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting. The persons named as proxies will vote in favor of such adjournment or adjournments.

          The cost of preparing, assembling, printing and mailing the materials, the Notice and the enclosed form of Proxy, as well as the cost of soliciting proxies relating to the Annual Meeting, will be borne by the Company. The Company will request banks, brokers, dealers, and voting trustees or other nominees to forward solicitation materials to their customers who are beneficial owners of shares, and will reimburse them for the reasonable out-of-pocket expenses of such solicitations. The original solicitation of proxies by mail may be supplemented by telephone, telegram, personal solicitation or other means by officers and other regular employees or agents of the Company, but no additional compensation will be paid to such individuals on account of such activities. The Company has retained the proxy solicitation firm of Georgeson & Company, Inc. to assist the Company in the solicitation of Proxies and will be paid a fee of $6,500.00 plus its reasonable out-of-pocket expenses. This Proxy Statement and the accompanying Notice of Annual Meeting and form of Proxy are being mailed or delivered to Stockholders on or about July 10, 1998.


                                 PROPOSAL NO. 1


                     ELECTION OF 12 NOMINEES FOR DIRECTORS

Nominees and Voting

          The Bylaws of the Company provide for a board of 12 directors. Consequently, at the Annual Meeting, 12 directors will be elected to serve until the next Annual Meeting and until their successors are elected and qualified. Proxies may not be voted for more than 12 persons. The Company has nominated for election as directors the 12 persons named below. Each of these nominees has indicated that they are able and willing to serve as directors.

          Unless otherwise instructed, the Company's proxy holders intend to vote the shares of Common Stock represented by the proxies in favor of the election of these nominees. If for any reason any of these nominees will be unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of the balance of those named and such other person or persons as the Board of Directors may recommend. The Board of Directors has no reason to believe that any such nominee will be unable or unwilling to serve. Directors are elected by a plurality of the votes cast.

          The Company's nominees and directors are listed below, together with their ages, principal occupations, offices with the Company and year in which each became a director of the Company.

          The Board of Directors of the Company recommends that the Stockholders vote "FOR" the election of the 12 nominees for director.


Identification Of Directors

          The following table sets forth all of the current directors, executive officers and key employees of Aura, their age and the office they hold with the Company. Executive officers and employees serve at the discretion of the Board. All directors hold office until the next annual meeting of stockholders of the Company and until their successors have been duly elected and qualified.

                                                       Director
              Name of  Directors                 Age     Since                      Position with the Company
              ------------------                 ---     -----                      -------------------------
Zvi (Harry) Kurtzman                              51         1987     Chief Executive Officer, Chairman, Board of Directors
Gerald S. Papazian                                42         1997     President, Chief Operating Officer and Director
Arthur J. Schwartz, Ph.D.                         50         1987     Executive Vice President and Director
Cipora Kurtzman Lavut                             42         1989     Senior Vice President and Director
Neal B. Kaufman                                   53         1989     Senior Vice President and Director
Steven C. Veen                                    42         1997     Senior Vice President, Chief Financial Officer, Director
                                                                      and member of Audit Committee
Harvey Cohen                                      65         1993     Director, member of Audit Committee
Brigadier Ashok Dewan                             59         1997     Director, member of Audit and Compensation Committees
Peter Liu                                         50         1997     Director, member of Audit and Compensation Committees
Salvador Diaz-Verson, Jr.                         46         1997     Director, member of Audit and Compensation Committees
Maj. Gen. Guy L. Hecker, Jr. (Ret.)               66                  Nominee
Robert H. Book                                    47                  Nominee

Business Experience of Directors and Nominees During the Past Five Years

  Zvi (Harry) Kurtzman is the CEO and Chairman of the Board of Directors of the Company and has served in this capacity since 1987. Mr. Kurtzman also served as the Company's President from 1987 to 1997. Mr. Kurtzman obtained his B.S. and M.S. degrees in physics from California State University, Northridge in 1970 and 1971, respectively, and completed all course requirements for a Ph.D. in theoretical physics at the University of California, Riverside. He was employed as a senior scientist with the Science Applications International Corp. a scientific research company in San Diego, from 1984 to 1985 and with Hughes Aircraft Company, a scientific and aerospace company, from 1983 to 1984. Prior thereto, Mr. Kurtzman was a consultant to major defense subcontractors in the areas of computers, automation and engineering.

  In October, 1996, the Securities and Exchange Commission ("Commission") issued an order (Securities Act Release No. 7352) instituting an administrative proceeding against Aura Systems, Zvi Kurtzman, and an Aura former officer. The proceeding was settled on consent of all the parties, without admitting or denying any of the Commission's findings. In its order, the Commission found that Aura and the others violated the reporting, recordkeeping and anti-fraud provisions of the securities laws in 1993 and 1994 in connection with its reporting on two transactions in reports previously filed with the Commission. The Commission's order directs that each party cease and desist from committing or causing any future violation of these provisions. The Commission did not require Aura to restate any of the previously issued financial statements or otherwise amend any of its prior reports filed with the Commission. Also, the Commission did not seek any monetary penalties from Aura, Mr. Kurtzman or anyone else. Neither Mr. Kurtzman nor anyone else personally benefited in any way from these events. For a more complete description of the Commission's Order, see the Commission's release referred to above.

  Arthur J. Schwartz, Ph.D. is the Executive Vice President and director of the Company since February 1987. Dr. Schwartz obtained his M.S. degree in physics from the University of Chicago in 1971 and a Ph.D. in physics from the University of Pittsburgh in 1978. Dr. Schwartz was employed as a Technical Director with Science Applications International Corp., a scientific research company in San Diego, California from 1983 to 1984 and was a senior physicist with Hughes Aircraft Company, a scientific and aerospace company, from 1980 to 1984. While at Hughes, he was responsible for advanced studies and development where he headed a research and development effort for new technologies to process optical signals detected by space sensors.

  Cipora Kurtzman Lavut is Senior Vice President Corporate Communications and has served in this capacity since December 1991. She previously served as Vice President in charge of Marketing and Contracts for the Company since 1988 and was appointed director of the Company in 1989. She graduated in 1984 from California State University at Northridge with a B.S. degree in Business Administration.

  Neal B. Kaufman is Senior Vice President of Aura, and has served in this capacity since 1988. Mr. Kaufman is also a director of the Company and has served in this capacity since 1989. Mr. Kaufman graduated from the University of California, Los Angeles, in 1967 where he obtained a B.S. in engineering. He was employed as a software project manager with Abacus Programming Corp., a software development firm, from 1975 to 1985 where he headed a team of software specialists on the Gas Centrifuge Nuclear Fuel enrichment program for the United States Department of Energy and developed software related to the Viking and Marine projects for the California Institute of Technology Jet Propulsion Laboratory in Pasadena, California.

  Steven C. Veen, a certified public accountant, is the company's Senior Vice President, Chief Financial Officer, and has served in this capacity since March 1994. He joined the Company as its Controller in December 1992. Prior to that, he had over twelve years experience in varying capacities in the public accounting profession. Mr. Veen served from 1983 to December 1992 with Muller, King, Black, Mathys & Acker, Certified Public Accountants. He received a B.A. in accounting from Michigan State University in 1981. Mr. Veen joined the Board of Directors in September 1997. He also serves as a director of NewCom, Inc. and as its Chief Financial Officer.

  Gerald S. Papazian has been the Company's President and Chief Operating Officer since July 1997. He has been with Aura Systems for ten years and has been involved in the day-to-day operations of the Company with direct responsibility for contract administration, purchasing, inventory control, logistics, warehousing, shipping and receiving and human resources. He joined the Company in August 1988 from Bear, Stearns & Co., an investment banking firm, where he served from 1986 as Vice President, Corporate Finance. His responsibilities there included valuation of companies for potential financing, merger or acquisition. Prior to joining Bear Stearns, Mr. Papazian was an Associate in the New York law firm of Stroock & Stroock & Lavan, where he specialized in general corporate and securities law with the extensive experience in public offerings. He received a BA, Economics (magna cum laude) from the University of Southern California in 1977 and a JD and MBA from the University of California, Los Angeles in 1981. He currently serves as a trustee of the University of Southern California. Mr. Papazian joined the Company's Board of Directors in September 1997. He also serves on the Board of Directors of NewCom, Inc.

  Harvey Cohen is a director of the Company and has served in this capacity since August 1993. Mr. Cohen is President of Margate Advisory Group, Inc., an investment advisor registered with the

Securities and Exchange Commission, and a management consultant since August 1981. Mr. Cohen has consulted to the Company on various operating and growth strategies since June 1989 and assisted in the sale of certain of the Company's securities. From December 1979 through July 1981, he was President and Chief Operating Officer of Silicon Systems, Inc., a custom integrated circuit manufacturer which made its initial public offering in February 1981 after having raised $4 million in venture capital in 1980. From 1975 until 1979, Mr. Cohen served as President and Chief Executive Officer of International Communication Sciences, Inc., a communications computer manufacturing start-up company for which he raised over $7.5 million in venture capital. From 1966 through 1975, Mr. Cohen was employed by Scientific Data Systems, Inc. ("S.D.S."), a computer manufacturing and service company, which became Xerox Data Systems, Inc. ("X.D.S.") after its acquisition by Xerox in 1979. During that time, he held several senior management positions, including Vice President-Systems Division of S.D.S. and Senior Vice President-Advanced Systems Operating of the Business Planning Group. Mr. Cohen received his B.S. (Honors) in Electrical Engineering in 1955 and an MBA in 1957 from Harvard University.

  Brigadier Ashok Dewan is a director of the Company and has served in this capacity since September 1997. Mr. Dewan is the founder and Chairman of K&K Enterprises of India (K&K), since its formation in 1986. K&K is engaged in the manufacture, sale and distribution of consumer electronics, and has been on OEM supplier to companies such as Philips, ASM, JBL and Infinity Systems. In 1995, Aura and K&K formed a joint venture, Dewan-Aura, which manufactured and sold Aura's speakers and Bass Shakers in the republic of Taiwan, the Indian subcontinent, Middle East and Europe. In 1989, Mr. Dewan founded Chand International, which is engaged in the manufacture and sale of garments, and has served as its Chairman since its formation.

  Peter Liu is a director of the Company and has served in this capacity since September 1997. Mr. Liu is the Chairman and CEO of W I Harper Group. As Chairman and co-founder of W I Harper Group, Mr. Liu directs and implements both W I Harper Group corporate and client Asia-Pacific market and business development strategies. Mr. Liu has established relationships with prominent, key officials and executives in both private and public sectors of China, as well as throughout other major Asian economic communities. Mr. Liu was General Partner of the Walden Group of Venture Capital Funds and the Executive Vice President and Director of IVCIC, Walden's fund based in Taiwan. Before co-founding
IVCIC, Mr. Liu served as the President of Marsquare International, an international trade and merchandising company based in San Francisco. Mr. Liu was a co-founder of California National Bank and served as partner of Chester International, a management consulting firm focused on international business development. Mr. Liu earned a Bachelor of Science degree and a Masters Degree in Business Administration from the University of California at Berkeley.

  Salvador Diaz-Verson, Jr. is a director of the Company and has served in this capacity since September 1997. Mr. Diaz-Verson is the founder, and since 1991 has been the Chairman and President of Diaz-Verson Capital Investments, Inc., an Investment Adviser registered with the Securities and Exchange Commission. Mr. Diaz-Verson served as president and member of the Board of Directors of American Family Corporation (AFLAC Inc.) a publicly held insurance holding company, from 1979 until 1991. Mr. Diaz-Verson also served as Executive Vice President and Chief Investment Officer of American Family Life Assurance Company, subsidiary of AFLAC Inc. from 1976 through 1991. Mr. Diaz-Verson is a graduate of Florida State University. He is currently a director of the board of Miramar Securities, Clemente Capital Inc., Regions Bank of Georgia and The Philippine Strategic Investment Holding Limited.

  Major General Guy L. Hecker, Jr. (Retired) has been the President and co-founder of Stafford Burke & Hecker Inc., a high technology consulting firm based in Alexandria, Virginia, since its formation in 1982. Prior to such time, General Hecker served for more than 27 years in the United States Air Force ("USAF"). His several distinguished positions include serving as Director of the USAF Office of Legislative Liaison as well as an appointment in the USAF Office of the Deputy Chief of Staff, Research, Development and Acquisition. He has also served as a USAF commander of fighter and bomber aircraft units, including the command of a bomber wing and an air division. General Hecker's military accomplishments have been recognized by the USAF in his receipt of the Distinguished Service Medal, Silver Star, Legion of Merit, Distinguished Flying Cross and the Bronze Star. He presently is a member of the Board of Directors of Stafford Burke & Hecker, Inc., Nav Com Defense Electrons, Inc., and 8x8 Inc., a Nasdaq listed company. General Hecker received his B.A. degree from the Citadel in 1954 where he is currently on the Board of Advisors to the Board of Visitors and a recipient of an honorary Ph.D. He received his M.A. in International Economics and International Relations from George Washington University in 1971. He is a graduate of the Program for Management and Development at the Harvard University School of Business.

  Robert H. Book is President and CEO of MB Asia Capital Corporation, a leading international management consulting firm specializing in cross border mergers and acquisitions, and strategic/advisory financial services. MB Asia Corporation has offices in Hong Kong, Bangkok, and Fort Lee, New Jersey. Concurrently with his responsibilities at MB Asia Capital Corporation, from 1993 to 1995, Mr. Book was the Chairman and Chief Executive Officer of MB USA, Inc. a Nasdaq listed health care company. During 1986 through 1989, Mr. Book was also the Chairman of the Board and controlling shareholder of Photech Imaging Systems, Inc., a company created as a result of an acquisition from Rhone Poulenc Inc., which Mr. Book planned, executed, and successfully concluded, resulting in the formation of a 300 employee company with sales of approximately $50 million. In 1973, Mr. Book co-founded R.W. Consultants, Inc. Commencing its operations as an executive search firm, the company evolved into a leading national/international management consulting firm specializing in cross border mergers, acquisitions, and strategic planning, with a concentration in Asia. Mr. Book is a graduate of New York University.

Family Relationships

  Cipora Kurtzman Lavut, a Senior Vice President and director, is the sister of Zvi Kurtzman, who is the Chief Executive Officer/President and a director of the Company. Jacob Mail, Vice President, Operational Planning is a first cousin of Cipora Kurtzman Lavut and Zvi Kurtzman.

                                   MANAGEMENT

Listed below are Executive Officers of the Company who are not directors or nominees, their ages, titles and background information. All the officers listed below hold their offices at the pleasure of the Board of Directors.

Michael Froch            36   General Counsel and Secretary
Gregory Um, Ph.D.        50   President, Aura Display
Keith O. Stuart          42   President Tech Center
Ronald J. Goldstein      57   President Aura Automotive
Jacob Mail               48   Vice President Operations Planning
Yoshikazu Masayoshi      57   Chairman, AuraSound, President, MYS Corporation

     Michael I. Froch is General Counsel and Secretary of the Company. He has served as General Counsel since March 1997 and as Secretary since July 1997. He also serves as Director and Secretary of NewCom, Inc., the Company's majority owned subsidiary. He joined the Company in 1994 as corporate counsel. From 1991 through 1994, Mr. Froch was engaged in private law practice in California. Mr. Froch is admitted to the California and District of Columbia bars. He received his Juris Doctor degree from Santa Clara University School of Law in 1989, during which time he served as judicial extern to the Honorable Spencer M. Williams, United States District Judge for the Northern District of California. He received his A.B. degree from the University of California at Berkeley in 1984, serving from 1982 through 1983 as Staff Assistant to the Honorable Tom Lantos, Member of Congress.

     Gregory Um, Ph.D. is President of the Display Division. Dr. Um is in charge of transforming technological ideas into commercial products. Dr. Um has 15 years of experience in project management and industrial technical experience in the fields of scene projection systems, sensor systems and analysis signal processing algorithms, wavefront sensors, high energy laser pointing and tracking systems, physics of thermodynamics and thermal properties. He is the principal inventor of the Aura Systems scene projectors and has directed all of the scene projector development efforts within the company. Prior to joining Aura. Dr. Um was a Senior Scientist at Hughes Aircraft Co., a scientific and aerospace company, with major achievements in the areas of sensors, optics, and algorithms. Dr. Um has over 20 professional publications.

     Keith O. Stuart is President of the Research Center and has served in this capacity since 1995. Previously he served as Vice President in charge of Hardware Development for Aura since 1988 and as a Program manager in 1987. Mr. Stuart obtained his B.S. and M.S. degrees in electrical engineering from the University of California Los Angeles in 1978 and 1980, respectively. Mr. Stuart worked for Cyphermaster, Inc. during 1986 and was employed by Hughes Aircraft Company, a scientific and aerospace company, prior thereto. Mr. Stuart has designed and fabricated digitally controlled, magnetically supported gimbals that isolate the seeker portion of a United States Space Defense Initiative and has also developed a multi-computer automated test station for the evaluation of sophisticated electro-optical devices.

     Ronald J. Goldstein is President of Automotive and has served in this capacity since 1989. He holds two M.S. degrees in Computing Technology and the Management of R & D from George Washington University and has completed course work for a Ph.D. in Nuclear Engineering from North Carolina State University. Mr. Goldstein has over 25 years of experience in high technology both in government and industry. Since 1989 Mr. Goldstein has been responsible for all marketing and business development activities for the Company. Prior to joining Aura Mr. Goldstein was Manager of Space Initiatives at Hughes Aircraft Company, a scientific and research company, where he was responsible for the design, production and marketing of a wide variety of aerospace systems and hardware. Prior to joining Hughes in 1982, Mr. Goldstein was the Special Assistant for National Programs in the Office of the Secretary of Defense, and before that held high level program management positions with the Defense Department and Central Intelligence Agency.

     Jacob Mail is Vice President, Operational Planning and has served in this capacity since 1995. Mr. Mail served over 20 years at Israeli Aircraft Industries, starting as a Lead Engineer and progressing to Program manager. He was responsible for the development and production of hydraulic actuation, steering control systems, rotor brake systems and other systems and subsystems involved in both commercial and military aircraft. Systems designed by Mr. Mail are being used today all over the western world. In addition, Mr. Mail has extensive experience in the preparation of technical specifications planning and in organizing production in accordance with customer specifications at full quality assurance.

     Yoshikazu Masayoshi is Chairman of AuraSound and President of MYS Corporation, joining the Company in Fiscal 1997 as part of Aura's acquisition of MYS and its subsidiaries. Mr. Masayoshi has been with MYS since its founding in 1986 and has, during that time, extended the Japan based R&D center and created the MYS factory in Malaysia. Prior to joining MYS, he served as the Senior Vice President of Jyoto Works Co., Ltd., from 1963 to 1986, where he marketed speaker components to loudspeaker manufacturers worldwide. Mr. Masayoshi holds a B.A. from Kinki University of Osaka, Japan.

Security Ownership of Certain Beneficial Owners and Management

         The following table sets forth certain information regarding the Company's Common Stock owned as of May 31, 1998 (i) by each person who is known by Aura to be the beneficial owner of more than five percent (5%) of its outstanding Common Stock, (ii) by each of the Company's directors and nominees and those executive officers named in the Summary Compensation Table, and (iii) by all directors and executive officers as a group:

                                                                                    Percent of Common
                                                    Shares of Common Stock         Stock Beneficially
Name                                                  Beneficially Owned                 Owned
-----------------------------------------------------------------------------------------------------------
ICM Asset Management, Inc.                             8,346,000                           10.3%

Zvi (Harry) Kurtzman                                   1,721,391  (1)(2)                    2.1%

Arthur J. Schwartz                                     1,554,334  (1)(3)(4)                 1.9%

Cipora Kurtzman Lavut                                  1,352,006  (5)                       1.7%

Neal B. Kaufman                                        1,391,388  (1)(7)                    1.7%

Harvey Cohen                                             343,942  (6)                         *

Yoshikazu Masayoshi                                      283,455  (8)                         *

Brigadier Ashok Dewan                                          0                              *

Sal Diaz-Verson, Jr.                                      44,000                              *

Peter Liu                                                      0                              *

Gerald S. Papazian                                       183,844  (9)                         *

Steven C. Veen                                           166,028  (10)                        *

Robert H. Book                                                 0                              *

Maj. Gen. Guy L. Hecker, Jr. (Ret.)                      204,000                              *

All  executive  officers  and  directors as a          8,505,885                             11%
group (18 persons)

--------------------
*        Less than 1% of outstanding shares.

(1)      Includes 175,000 shares held of record by Advanced Integrated
Systems, Inc.

(2) Includes 470,000 shares which may be purchased pursuant to options and convertible securities exercisable within 60 days of May 31, 1998.

(3) Includes 315,000 shares which may be purchased pursuant to options and convertible securities exercisable within 60 days of May 31, 1998.

(4) Includes 32,000 shares held by Dr. Schwartz as custodian for his children, to which Dr. Schwartz disclaims any beneficial ownership.

(5) Includes 315,000 shares which may be purchased pursuant to options exercisable within 60 days of May 31, 1998.

(6) Includes 155,000 shares beneficially owned, of which 75,000 shares may be purchased pursuant to options and convertible securities within 60 days of May 31, 1998. In connection with his investment advisory business, this amount also includes 20,000 shares and 207,692 shares which may be purchased upon conversion of 7% Secured Convertible Notes over which Mr. Cohen has voting and investment control and as to which Mr. Cohen disclaims beneficial ownership.

(7) Includes 270,000 shares which may be purchased pursuant to options and convertible securities exercisable within 60 days of May 31, 1998.

(8) Includes 283,455 shares which were received as part of the MYS acquisition purchase consideration.

(9) Includes 164,000 shares which may be purchased pursuant to options exercisable within 60 days of May 31, 1998.

(10) Includes 140,000 shares which may be purchased pursuant to options and warrants exercisable within 60 days of May 31, 1998,

         The mailing address for ICM Asset Management, Inc. is 601 W. Main Ave., Suite 600, Spokane, WA 99201. The mailing address for each of the other persons is c/o Aura Systems, Inc., 2335 Alaska Avenue, El Segundo, CA 90245.

                   BOARD OF DIRECTORS MEETINGS AND COMMITTEES

         Aura's Board of Directors held eight meetings during the year ended February 28, 1998. Each director whose term is expected to continue attended more than 75% of the Board meetings during Fiscal 1998. During the last fiscal year the Company did not maintain a nominating committee. Since August 1993, the Company has maintained a Compensation Committee which currently consists of Messrs. Diaz-Verson, Jr., Brigadier Ashok Dewan, and Peter Liu. The Compensation Committee met four times during Fiscal 1998. Since January 1989, the Company has maintained an Audit Committee which currently consists of all five outside directors and Steven Veen, Senior Vice President and Chief Financial Officer of the Company. The Audit Committee approves the selection and engagement of independent accountants and reviews with them the plan and scope of their audit for each year, the results of the audit when completed, and their fees for services performed. The Audit Committee met eight times during the fiscal year ended February 28, 1998 and has met once in the current fiscal year.

         Effective December 1992, the Company elected to begin to compensate non-officer directors at the rate of $5,000 per year. Effective September 1997, each non-employee director is entitled to receive $30,000 per year for serving as a director, and $5,000 per year for each director who serves on the audit committee.

                             EXECUTIVE COMPENSATION

Cash Compensation For Executives

         The following table summarizes all compensation paid to the Company's Chief Executive Officer, and to the four most highly compensated executive officers of the Company other than the Chief Executive Officer whose total compensation exceeded $100,000 during the fiscal year ended February 28, 1998.

                           SUMMARY COMPENSATION TABLE

                                     Annual                 Long Term              All Other
                                  Compensation(1)       Compensation Awards      Compensation(2)
                                  ---------------       -------------------      ---------------
Name and
Principal Position                Year       Salary        Options/SARs
------------------                ----       ------        ------------
Zvi (Harry) Kurtzman /(1)/        1998      $245,018             0                    $1,900
Chief Executive Officer           1997       212,549             0
                                  1996       191,791             0

Arthur J. Schwartz /(1)/          1998      $172,115             0                    $1,900
Ph.D., Executive                  1997       163,971             0
Vice President                    1996       153,216             0

Cipora Kurtzman Lavut /(1)/       1998      $162,225             0                    $1,666
Senior Vice President             1997       150,000             0
Corporate Communications          1996       138,269             0

Neal B. Kaufman /(1)/             1998      $162,972             0                    $1,900
Senior Vice President             1997       151,654             0
                                  1996       146,350             0

Yoshikazu Masayoshi               1998      $273,242             0                    $    0
President, MYS Corporation        1997       270,000             0
                                  1996             0             0



/(1)/    The amounts shown are the amounts paid or accrued to the named officers during the respective fiscal years.

/(2)/    Such compensation consisted of total Company contributions made to the plan account of each individual pursuant to the Company's Employees Stock Ownership Plan during the fiscal year ended February 28, 1998.

         No cash bonuses or restricted stock awards were granted to the above individuals during the fiscal years ended February 28, 1998, February 28, 1997 and February 29, 1996.

     The following table summarizes certain information regarding the number and value of all options to purchase Common Stock of the Company held by the Chief Executive Officer and those other executive officers named in the Summary Compensation Table.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                           Number of Unexercised           Value of Unexercised
                             Options at Fiscal              In-the-Money Options
Name                             Year End                    at Fiscal Year End*
----                       ----------------------         -------------------------

                             Exercisable   Unexercisable  Exercisable  Unexercisable
                             -----------   -------------  -----------  -------------
Zvi (Harry) Kurtzman            470,000         0           $577,100      $      0

Arthur Schwartz                 315,000         0           $367,850      $      0

Neal Kaufman                    270,000         0           $321,500      $      0

Cipora Kurtzman Lavut           315,000         0           $367,850      $      0

Yoshikazu Masayoshi                   0         0           $      0      $      0

*Based on the average high and low reported prices of the Company's Common Stock on the last day of the fiscal year ended February 28, 1998.

No options were exercised by the above individuals during the fiscal year ended February 28, 1998.

Option Repricing

         The following table sets forth certain information regarding repricing of stock options held by executive officers of the Company during the last ten fiscal years. For further information regarding the repricing of these options see "Compensation Committee Report" below.

                                   Number of
                                  Securities                                                              Length of Original
                                  Underlying         Market Price of      Exercise Price        New           Option Term
                   Date of       Options/SARs        Stock at Time of       at Time of        Exercise     Remaining at Date
Name              Repricing      Repriced (#)         Repricing ($)        Repricing ($)     Price ($)       of Repricing
----              ---------      ------------         -------------        -------------     ---------       ------------
Zvi (Harry)         7/9/97             70,000            1.62                  3.06             2.06            24 months
Kurtzman            7/9/97             50,000            1.62                  7.25             2.06            51 months
                    7/9/97             50,000            1.62                  3.00             2.06            61 months
                    7/9/97            150,000            1.62                  5.25             2.06            46 months

Arthur J.           7/9/97             70,000            1.62                  3.06             2.06            24 months
Schwartz            7/9/97             50,000            1.62                  7.25             2.06            51 months
                    7/9/97             50,000            1.62                  3.00             2.06            61 months
                    7/9/97             75,000            1.62                  5.25             2.06            46 months

Neal B.             7/9/97             70,000            1.62                  3.06             2.06            24 months
Kaufman             7/9/97             50,000            1.62                  7.25             2.06            51 months
                    7/9/97             50,000            1.62                  3.00             2.06            61 months
                    7/9/97             30,000            1.62                  5.25             2.06            46 months

Cipora              7/9/97             70,000            1.62                  3.06             2.06            24 months
Kurtzman            7/9/97             50,000            1.62                  7.25             2.06            51 months
Lavut               7/9/97             50,000            1.62                  3.00             2.06            61 months
                    7/9/97             75,000            1.62                  5.25             2.06            46 months

Keith               7/9/97            100,000            1.62                  3.06             2.06            24 months
Stuart              7/9/97            100,000            1.62                  3.00             2.06            61 months
                    7/9/97             30,000            1.62                  7.31             2.06            45 months

Michael I.          7/9/97             50,000            1.62                  5.06             2.06            54 months
Froch

Ronald              7/9/97            100,000            1.62                  3.06             2.06            24 months
Goldstein           7/9/97             30,000            1.62                  3.00             2.06            61 months
                    7/9/97             10,000            1.62                  5.25             2.06            46 months

Jacob               7/9/97            100,000            1.62                  5.06             2.06            54 months
Mail                7/9/97             50,000            1.62                  4.88             2.06            47 months

Gerald S.           7/9/97              6,000            1.62                  3.06             2.06            24 months
Papazian            7/9/97             20,000            1.62                  3.00             2.06            61 months
                    7/9/97             50,000            1.62                  5.25             2.06            46 months
                    7/9/97             50,000            1.62                  5.06             2.06            54 months

Steve C.            7/9/97             50,000            1.62                  5.25             2.06            46 months
Veen                7/9/97             25,000            1.62                  5.06             2.06            54 months

Gregory             7/9/97            100,000            1.62                  3.06             2.06            24 months
Um                  7/9/97            120,000            1.62                  3.00             2.06            61 months
                    7/9/97            100,000            1.62                  5.25             2.06            46 months
                    7/9/97            100,000            1.62                  3.50             2.06            51 months

     In July 1997 the Board of Directors approved the repricing of stock options granted to Harvey Cohen, a director of the Company, prior to 1997, to $2.06 per share. The repriced options for Mr. Cohen consist of 50,000 options granted in August 1993, 50,000 options granted in July 1994 and 50,000 options granted in July 1995 at original exercise prices of $5.50, $7.88 and $3.50, respectively.

Employment Agreements

     Effective as of March 5, 1998 the Company, following unanimous approval of all five outside, disinterested, directors of the Board of Directors, entered into employment agreements with each of Messrs. Kurtzman, Schwartz, Kaufman and Ms. Kurtzman Lavut. The employment agreements provide for a term of three years, in each case with provision for automatic one year extensions until either the executive or the Company notifies the other that such party does not wish to extend the agreement. Messrs. Kurtzman, Schwartz, Kaufman and Ms. Kurtzman Lavut are paid base salaries of $385,000, $205,000, $195,000, $195,000 per year pursuant to their respective employment agreements. In addition, such agreements provide for discretionary annual bonuses as determined by the Board of Directors and target bonuses of up to 50% of the executive's base salary based on the attainment of certain criteria determined by the Compensation Committee. The employment agreements also provide for standard employee benefits, including participation in the Company's stock incentive plan. In addition, the Company is required to maintain, during the executive's term of employment, a life insurance policy with a face value of two times the executive's base salary, provided such premiums do not exceed $10,000.

     Each of the employment agreements provides that if the Company terminates the executive's employment without "cause" (as defined in the employment agreements), then such executive is entitled to receive the base salary at the rate then in effect for the remainder of the term (or for a period of six months if greater), a bonus equal to the highest annual discretionary bonus in the preceding three year period prior to such termination for each fiscal year during the Severance Period, continuation of all life insurance premium payments and all outstanding equity awards would vest. Pursuant to the terms of the employment agreements Messrs. Kurtzman, Schwartz, Kaufman and Ms. Kurtzman Lavut also received a one time option grant to purchase, respectively, 1,000,000, 500,000, 500,000 and 500,000 shares of Common Stock under the Company's Option Plan, which options vest over five years. The per share exercise price of such grant is $3.31, which is 5% above the fair market value of the options on the date such options were granted.

     The employment agreements provide that during the term of employment, each executive will be subject to certain confidentiality and non-solicitation restrictions.

Severance Agreements

     Effective as of March 5, 1998, the Company, following unanimous approval of all five outside, disinterested, directors of the Board of Directors, entered into severance agreements with each of Messrs. Kurtzman, Schwartz, Kaufman and Ms. Kurtzman Lavut. The severance agreements provide for a term of three years, with a provision for automatic one-year extensions until either the executive or the Company notifies the other that such party does not wish to extend the agreement. If a Change in Control (as defined in the agreement) occurs, the agreements will continue for at least 24 months following the date of such Change in Control. The agreements provide that if, following a Change in Control, the executive's employment is terminated without Cause (as defined in the agreement) or with Good Reason (as defined in the agreement) or the executive terminates his or her employment for any reason during the one month period commencing on the first anniversary of the Change in Control, the executive would be entitled to receive (i) three times the sum of the base salary plus the highest annual bonus earned by the executive in the three year period immediately preceding such termination; (ii) continued employee benefits for three years, reduced to the extent benefits of the same type are received by or made available to the executive during the 36 month period following termination; and (iii) accelerated vesting of stock options. To the extent the executive becomes subject to the "golden parachute" excise tax imposed under
Section 4999 of the Internal Revenue Code of 1986, the executive would receive an additional cash payment in an amount sufficient to offset the effects of such excise tax.

Compensation Committee Report

     The Company maintains a Compensation Committee (the "Committee"), consisting entirely of outside, disinterested, directors who are not employees or former employees of the Company. The Committee recommends salary practices for executive officers of the Company, with all compensation determinations ultimately made by a majority of the outside, disinterested, directors. Prior to Fiscal 1998, compensation of executive officers, other than the Chief Executive Officer, was determined by the Chief Executive Officer after review and consultation with the Committee.

     Compensation Philosophy

     The Company's policy in compensating executive officers is to establish methods and levels of compensation that will provide strong incentives to promote the profitability and growth of the Company and reward superior performance. Compensation of executive officers includes salary as well as stock-based programs. The Board believes that compensation of the Company's key executives should be sufficient to attract and retain highly qualified personnel and also provide meaningful incentives for measurably superior performance. The Company places special emphasis on equity-based compensation, particularly in the form of options. This approach also serves to match the interests of the executive officers with the interest of the stockholders. The Company seeks to reward achievement of long and short-term performance goals which are measured by a number of factors, including improvements in revenue and achieving profitability.

     Included in the factors considered by the Committee in setting the compensation of the Company's Chief Executive Officer are the growth in the Company's commercial sales, the development of commercial applications for the Company's technology, and the effective allocation of capital resources. During Fiscal 1998, the Company made significant progress in connection with its efforts to expand the commercial applications of its technology and the commercial sale of its products.

     Employment Contracts

     The Company offers employment contracts to key executives only when it is in the best interest of the Company and its stockholders to attract and retain such key executives and to ensure continuity and stability of management. Effective as of March 1998, the Company entered into employment and severance agreements with Mr. Kurtzman, the Company's Chief Executive Officer, and Messrs. Schwartz and Kaufman and Ms. Kurtzman Lavut (the "Named Executive Officers") and other key executives of the Company. The Committee reviewed and approved such agreements unanimously after consulting with a nationally recognized employee benefits firm and determining that such agreements were necessary in order to retain highly qualified executives whose abilities are critical to the long-term success and competitiveness of the Company.

     Compensation of Chief Executive Officer and Other Executives

     The Compensation Committee increased Mr. Kurtzman's salary in March 1998 to $385,000, effective as of December 1997, after consulting with a nationally recognized employee benefits firm. The increase reflected the Compensation Committee's assessment of his performance and Mr. Kurtzman's service to the Company. Salary increases for other senior executives effected during 1998 were based on similar considerations including individual performance, position, tenure, experience and compensation surveys of comparable companies.

     In March 1998, the Committee reviewed and unanimously approved stock option awards under the Company's stock option plan after consulting with a nationally recognized employee benefits firm. The Committee granted Mr. Kurtzman an option to purchase 1,000,000 shares of Common Stock, which vest 20% per year over five years. The options are exercisable at $3.31 per share which was 105% of the market price of the Company's Common Stock on the date of grant. Senior executives in the Company participate in the stock option plan and the Compensation Committee granted such executives options to purchase Common Stock during Fiscal 1998. In determining the number of shares to award to Mr. Kurtzman and other executives, the Compensation Committee considered several factors, including primarily Mr. Kurtzman's and other executives' actual and potential contributions to the Company's long term success, and the size of awards provided to other executives in comparable companies holding similar positions.

     In July 1997 the Compensation Committee unanimously recommended the repricing of stock options granted to key employees, including Mr. Kurtzman and the Named Executive Officers. The Compensation Committee's repricing of options for key employees was made to those persons who have made significant contributions to the Company's business, for the purpose of maintaining corporate morale and creating an incentive for continued employment. See "Option Repricing".

     Effective in Fiscal 1999 Mr. Kurtzman and the Named Executive Officers are, pursuant to their employment agreements with the Company, entitled to a discretionary annual bonus as determined by the Compensation Committee and a majority of the outside, disinterested, directors of the Board of Directors. In determining the amounts of such bonuses, the Compensation Committee considers the individual performance of each executive and the performance of the Company.


     Section 162(m) Policy

     Section 162(m) of the Internal Revenue Code of 1986, as amended, generally provides that publicly held companies may not deduct compensation paid to certain of its top executive officers to the extent such compensation exceeds $1 million per officer in any year. However, pursuant to regulations issued by the Treasury Department, certain limited exemptions to Section 162(m) apply with respect to "qualified performance-based compensation" and to compensation paid in certain circumstances by companies in the first few years following their initial public offering of stock. The Company has taken steps to provide that these exemptions will apply to compensation paid to its executive officers, and the Company will continue to monitor the applicability of Section 162(m) to its ongoing compensation arrangements. Accordingly, the Company does not expect that amounts of compensation paid to its executive officers will fail to be deductible by reason of Section 162(m).

                               Committee Members
                               -----------------
                             Brigadier Ashok Dewan
                                   Peter Liu
                           Salvator Diaz-Verson, Jr.

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee is comprised of outside directors Messrs. Brigadier Ashok Dewan, Peter Liu, and Salvador Diaz-Verson, Jr. Decisions regarding compensation of executive officers for the fiscal year ended February 28, 1998 were made unanimously by the outside, disinterested, directors of the Board of Directors, after reviewing recommendations of the Compensation Committee. Decisions regarding option grants under the 1989 Option Plan for the fiscal year ended February 28, 1998 were made unanimously by the outside, disinterested, directors of the Board of Directors, after reviewing recommendations of the Compensation Committee.

Certain Relationships and Related Party Transactions

     In 1995, the Company entered into an agreement with K&K Enterprises of India ("K&K") for the formation of a joint venture to manufacture and sell speakers using Aura's proprietary technology. K&K acquired a license to the Company's technology and granted an exclusive sub-license to the joint venture. As consideration for the license, the Company was to have received a $1,000,000 fee, $400,000 of which was received in Fiscal 1996. The joint venture began shipping product in Fiscal 1996. In 1995 the Company also entered into an agreement with K&K for the formation of a joint venture to manufacture Aura's Bass Shaker(TM). In connection with the agreement, Aura granted K&K an exclusive license to use Aura's patented and proprietary technology. As consideration for the license to K&K, the Company was entitled to receive license fee payments quarterly over the life of the patent. Scheduled payments for the first five years totaled approximately $2.9 million, of which $500,000 was received in Fiscal 1996. The two joint ventures were merged in Fiscal 1996 into one joint venture encompassing both. The new venture was renamed Dewan-Aura. The Indian joint venture started production in late Fiscal 1996. In late Fiscal 1998 (3rd quarter) the parties agreed to terminate the license agreement and the Company moved manufacturing to Malaysia, the Philippines and Mexico where the Company had already been manufacturing these products during Fiscal 1998.

     In February 1997, the Company entered into a license agreement with K&K Enterprises in India to commercialize the AuraGen(TM) in the Indian, Nepal, Sri Lanka and Bangladesh markets. The agreement called for a license fee of $3,500,000 to be paid in payments over a 24 month period starting in June 1997, a fixed per unit royalty for every unit built and shipped in the licensed territory after December 1998. Due to the delays associated with commencement of production of the AuraGen there was a delay in the commencement of license payments. Subsequent to the end of Fiscal 1998 the Company received the first license payment of $300,000. Royalty payments per unit were to be on a scheduled basis every quarter after December 1, 1998. The Company expected that payments of the remaining portion of the license would be proportionally delayed due to the late start. On May 11, 1998, India conducted a series of nuclear tests and on May 13, 1998 the President of the United States imposed a range of economic sanctions upon India pursuant to the Arms Export Control Act. These sanctions and the current climate generally affected the Company's ability to request and obtain necessary United States Department of State and Commerce Indian export approvals and licenses. New and pending export licensing requests with respect to dual-use products and transfers of high technology were either being placed on hold or denied. In view of these uncertainties the license was suspended temporarily in June 1998 by agreement of the parties.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors, and beneficial owners of more than ten percent of the Common Stock, to file with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. reports of ownership and changes in ownership of the Common Stock. Copies of such reports are required to be furnished to the Company. Based solely on its review of the copies of such reports furnished to the Company, or written representations that no reports were required, the Company believes that during its fiscal year ended February 28, 1998, all filing requirements applicable to its officers, directors, and ten percent beneficial owners were satisfied.

Performance Graph
-----------------

     The following graph compares the cumulative total stockholder return of the Company with the cumulative total return on the Nasdaq Stock Market Index (U.S.) and the S&P Tech Composite Index. The Comparisons in the graph are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Company's common stock.


               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
               ------------------------------------------------
    AMONG AURA SYSTEMS, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX AND THE
                         S & P TECHNOLOGY SECTOR INDEX


                           [BAR GRAPH APPEARS HERE]



$100 INVESTED ON 2/28/93 IN STOCK OR INDEX-
INCLUDING REINVESTMENT OF DIVIDENDS.
FISCAL YEAR ENDING FEBRUARY 28

                                        ----------------------------------------------
                                        Feb-93  Feb-94  Feb-95  Feb-96  Feb-97  Feb-98
Aura Systems, Inc.                         100     184      89     144      71      83
Nasdaq Stock Market Index (U.S.)           100     118     118     165     195     264
S & P Technology Sector                    100     121     139     207     269     323

Independent Auditors

     Pannell Kerr Forster has been selected to serve as the Company's independent auditors for the fiscal year ending February 28, 1999. Representatives of Pannell Kerr Forster are expected to be present at the meeting and will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions. Pannell Kerr Forster has served as the Company's independent auditors since 1992.

                                 MISCELLANEOUS

Stockholder Proposals for 1999 Annual Meeting

     Stockholder proposals complying with the applicable rules under the Securities Exchange Act of 1934 intended to be presented at the 1999 Annual Meeting of Stockholders must be received at the offices of the Company by April 15, 1999 to be considered by Aura for inclusion in Aura's proxy statement and form of proxy relating to that meeting. Such proposals should be directed to the attention of the Secretary, Aura Systems, Inc., 2335 Alaska Avenue, El Segundo, California 90245.

Other Matters

     Neither Aura nor any of the persons named as proxies knows of matters other than those above stated to be voted on at the Annual Meeting. However, if any other matters are properly presented at the meeting, it is the intention of the persons named as proxies to vote in accordance with their judgment on such matters, subject to direction by the Board of Directors.

     Under the Company's By-laws, nominations for director of the Company and other stockholder proposals, other than those made by the Board of Directors, may only be made by stockholders of record on the record date who have delivered a written notice to the Secretary of the Company no later than 10 days following the Notice of Annual Meeting. The stockholder's written notice relating to nominees for directors must contain (i) the name and address of the stockholder making the nomination and the nominee, (ii) the consent of the nominee to serve as a director if elected, and (iii) such information concerning the person making the nomination and the nominee as would be required by Securities and Exchange Commission ("SEC") rules to be included in a proxy statement soliciting proxies for the election of such nominee.

     The stockholder's written notice relating to proposals other than for director nominees must contain (i) the name and address of the stockholder making the proposals, (ii) any material interest of the stockholder in the proposal, and (iii) such information concerning the person making the proposal and the proposal itself as would be required by SEC rules to be included in a proxy statement soliciting proxies for such proposal. Presentation of any stockholder proposal at the 1998 Annual Meeting is also subject to procedures established by the Chairman of the Meeting consistent with Delaware corporate law.

     The 1998 Annual Report to Stockholders accompanies this Proxy Statement, but is not to be deemed a part of the proxy soliciting material.

     While you have the matter in mind, please complete, sign and return the enclosed proxy card promptly.


El Segundo, California              By Order of the Board of Directors
July 10, 1998

                                    /s/ Michael I. Froch

                                    Michael I. Froch
                                    Secretary

PROXY

                              AURA SYSTEMS, INC.
                              2335 ALASKA AVENUE
                             EL SEGUNDO, CA  90245



          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned hereby appoints Zvi (Harry) Kurtzman and Michael I. Froch as Proxies, each with the power to appoint their substitutes and with full power to act alone, and hereby authorizes them to represent and to vote as designated below, all shares of common Stock of Aura Systems, Inc. held of record by the undersigned on June 26, 1998, at the Annual Meeting of Stockholders to be held on August 19, 1998, including any adjournments or continuances thereof.

1.  Election of Directors

[_] FOR all nominees listed below (except as marked to the contrary below)

[_] WITHHOLD AUTHORITY to vote for all nominees listed below

(INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee's name below).

Zvi (Harry) Kurtzman      Cipora Kurtzman Lavut        Ashok Dewan
Neal B. Kaufman           Harvey Cohen                 Steven C. Veen
Arthur J. Schwartz        Salvador Diaz-Verson, Jr.    Gerald S. Papazian
Peter Liu                 Robert H. Book               Maj. Gen. Guy L. Hecker, Jr.(Ret.)


               [_]FOR        [_]AGAINST      [_]ABSTAIN


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSAL NO. 1.

                     Dated:__________ , 1998

                     Please sign exactly as the name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. if a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


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                                              Signature


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                                       Signature if held jointly



PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.